UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 28, 2015
M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-12434 (Commission File Number)	31-1210837 (I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio (Address of principal executive offices)	43,219 (Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective as of August 28, 2015, M/I Homes, Inc. (the “Company”) exercised in full the accordion feature under its unsecured revolving credit facility dated July 18, 2013, as amended by a First Amendment dated October 20, 2014 (the “Credit Facility”), among the Company, the lenders party thereto, and PNC Bank, National Association, as administrative agent, pursuant to a Commitment Increase Activation Notice dated August 28, 2015 (the “Activation Notice”) among the Company, the lenders and the administrative agent. As provided for under the terms of the Credit Facility related to the accordion feature, the Company obtained additional commitments from the existing lenders totaling $100 million, and as a result, the total revolving commitment under the Credit Facility increased by $100 million from $300 million to $400 million. All other terms and conditions of the Credit Facility remain unchanged.
As of June 30, 2015, there were $106 million of borrowings and $27 million of letters of credit outstanding under the Credit Facility, leaving $167 million available, and the Company was in compliance with all covenants of the Credit Facility, including financial covenants. The Credit Facility has an expiration date of October 20, 2018.
The foregoing summary is qualified in its entirety by reference to the Activation Notice which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description of Document
10.1	Commitment Increase Activation Notice dated August 28, 2015, by and among M/I Homes, Inc., as borrower, the lenders party thereto, and PNC Bank, National Association, as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2015
M/I Homes, Inc.
By: /s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and
Chief Accounting Officer

Exhibit Index

Exhibit No.	Description of Document
10.1	Commitment Increase Activation Notice dated August 28, 2015, by and among M/I Homes, Inc., as borrower, the lenders party thereto, and PNC Bank, National Association, as administrative agent.